Seagate Internal Investor Relations Contact: Shanye Hudson, (510) 661-1600 shanye.hudson@seagate.com Media Contact: Karin Taylor, (408) 772-8279 karin.h.taylor@seagate.com SEAGATE APPOINTS THOMAS SZLOSEK TO THE BOARD OF DIRECTORS SINGAPORE – August 26, 2025 - Seagate Technology Holdings plc (NASDAQ: STX) (the “Company” or “Seagate”), a leading innovator of mass-capacity data storage, announced today that Thomas (Tom) Szlosek has been appointed to the company’s Board of Directors, and to serve on the Audit and Finance Committee of the Board, effective August 23, 2025. “I am excited to welcome Tom to Seagate’s Board of Directors,” said Mike Cannon, Seagate’s Board Chair. “Tom’s deep financial expertise and broad operational experience across multiple Fortune 500 companies spanning a diverse set of industries make him a strong addition to our Board.” Mr. Szlosek brings over 30 years of global financial leadership experience across the technology, manufacturing, consumer and service industries. Since August 2023, he has served as Executive Vice President and Chief Financial Officer of AutoNation, Inc., one of the largest automotive retailers in the United States. Previously, Mr. Szlosek held the roles of EVP and CFO at Avantor Inc., a global provider of products and services addressing the life sciences and advanced technology industries, as well as Senior Vice President and CFO at Honeywell International. During his tenure at Honeywell, Mr. Szlosek spent over a decade in various leadership positions with increasing responsibilities. Earlier in his career, he held multiple senior finance roles at General Electric and began his professional journey in audit with Price Waterhouse Coopers. Mr. Szlosek currently serves on the board of RXO Inc., a provider of brokered transportation solutions and has previously served on the board of Janus International Group. Mr. Szlosek is a Certified Public Accountant and holds a bachelor’s degree in Accounting from the State University of New York at Geneseo. About Seagate Seagate Technology is a leading innovator of mass-capacity data storage. We create breakthrough technology so you can confidently store your data and easily unlock its value. Founded over 45 years ago, Seagate has shipped over four billion terabytes of data capacity and offers a full portfolio of storage devices, systems, and services from edge to cloud. To learn more about how Seagate leads storage innovation, visit www.seagate.com and our blog, or follow us on X, Facebook, LinkedIn, and YouTube. © 2025 Seagate Technology LLC. All rights reserved. Seagate, Seagate Technology, and the Spiral logo are registered trademarks of Seagate Technology LLC in the United States and/or other countries.